Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated November 13, 2013

Registration No. 333-180469

Eros International Plc

A Ordinary Shares

This free writing prospectus relates to the initial public offering in the United States of A ordinary shares of Eros International Plc (the “Offering”) and should be read together with the preliminary prospectus dated October 29, 2013 (the “Preliminary Prospectus”) that was included in Amendment No. 5 to the Registration Statement on Form F-1 (File No. 333-180469) (the “Registration Statement”) relating to the offering of our A ordinary shares (“A Shares”) contemplated therein. On November 12, 2013, Eros filed Post- Effective Amendment No. 1 to the Registration Statement (“Post-Effective Amendment No. 1”), and Part II-only Post-Effective Amendment No. 2 to the Registration Statement (“Post-Effective Amendment No. 2), each of which has been declared effective. The Preliminary Prospectus has been updated by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2, which may be accessed through the following links:

http://www.sec.gov/Archives/edgar/data/1532981/000117152013000684/eps5359.htm

http://www.sec.gov/Archives/edgar/data/1532981/000117152013000694/0001171520-13-000694-index.htm

References to “Eros,” “we,” “us” and “our” are used in the manner described in the Preliminary Prospectus. The following information supplements and updates the information contained in the Preliminary Prospectus:

Supplemental Disclosure Regarding Directed Shares. We have requested that the underwriters reserve for sale, at the initial public offering price, up to 750,000 A Shares (the “Directed Shares”) for three potential investors (each, a “Directed Investor”). The Directed Investors have collectively indicated an interest in purchasing all of the Directed Shares in the Offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, a Directed Investor may elect not to purchase all or any of the Directed Shares in the offering. If any Directed Investor purchases Directed Shares, it will reduce the number of A Shares available for sale to the general public. Any Directed Shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other offered A Shares. Any Directed Shares purchased by a Directed Investor in the Offering is expected to be subject to a 30-day lock-up period between each Directed Investor and the representatives of the underwriters of the Offering, subject to completion of underlying documentation.

Eros International Plc has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the Offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that Registration Statement and other documents Eros International Plc has filed with the SEC for more complete information about Eros International Plc and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the Preliminary Prospectus may be obtained from: Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, NY 10005, via email at prospectus.cpdg@db.com, or via telephone at +1 800-503-4611; from BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038, via email at dg.prospectus_request@baml.com, or via telephone at + 1 866-500-5408; from UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, or via telephone at +1 888-827-7275; from Jefferies LLC, 520 Madison Avenue, 12th Floor, New York, NY, 10022, Attention: Equity Syndicate Prospectus Department, via telephone at +1 877-547-6340, or via email at Prospectus_Department@Jefferies.com; or from Credit Suisse Securities (USA) LLC, Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010.